Exhibit 99.1
                                    PHC, INC.
                          REVISED FINANCIAL INFORMATION
                       FISCAL YEAR 2006 AND FOURTH QUARTER

FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
__________________         ____________________________
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matt Hayden or Brett Maas
978-536-2777               843-272-4653

     In preparation of the Company's annual report on 10-K the Company found a miscalculation in the deferred tax asset which resulted in an increase in deferred tax benefit and related increases in total assets, stockholders equity and net income of $213,447 resulting in increased earnings per share of $.01.

                                       Key Financial Indicators
                           (all numbers in thousands, except per-share amounts)

                                                     Increase
                           Q4 2006      Q4 2005     (decrease)     % Change
                           _______      _______     __________     _________

Consolidated revenues      $10,412       $9,273       $1,139         12.3%
Patient care revenues      $ 7,391       $7,191       $  200          2.8%
Pharmaceutical study
  revenues                 $ 1,886       $1,125       $  761         67.6%
Contract support service
  revenues                 $ 1,135       $  957       $  178         18.6%
Income from operations     $   921       $1,040       $ (119)       (11.4%)
Net Income                 $ 2,364       $1,091       $1,273        116.7%
Earnings per share -
  Basic                    $  0.13       $ 0.06       $ 0.07        116.7%
Earnings per share -
  Diluted                  $  0.12       $ 0.06       $ 0.06        100.0%


                           (all numbers in thousands, except per-share amounts)
                                                     Increase
                           FY 2006      FY 2005     (decrease)     % Change
                           _______      _______     __________     _________

Consolidated revenues      $38,013      $34,063       $3,950         11.6%
Patient care revenues      $27,862      $26,087       $1,775          6.8%
Pharmaceutical study
  revenues                 $ 5,799      $ 4,509       $1,290         28.6%
Contract support service
   revenues                $ 4,352      $ 3,467       $  885         25.5%
Income from operations     $ 3,184      $ 3,587       $( 403)       (11.2%)
Net Income                 $ 4,045      $ 3,156       $  889         28.2%
Earnings per share -
  Basic                    $  0.22      $  0.18       $ 0.04         22.2%
Earnings per share -
  Diluted                  $  0.21      $  0.17       $ 0.04         23.5%

Net income for the three months was $2.4 million, or $0.12 per fully diluted share (based on 19.2 million fully diluted shares) compared to net income of $1.0 million, or $0.06 per fully diluted share (based on 18.3 million shares) for the fourth quarter last year. The Company's income tax benefit was $1.5 million, or $.08 per share, for the quarter, versus $171,892 in the fourth quarter last year due to the recognition of the Company's net operating loss carry-forward at June 30, 2006.

The Company's balance sheet reported a current ratio of 2.1:1 on June 30, 2006. Stockholders' equity increased 47.8 percent to $135 million on June 30, 2006 from $9.1 million on June 30, 2005.

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About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research, and Internet-and telephonic-based referral services. The Companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.





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